Filed pursuant to Rule 424(b)(2)
                                                     Registration No. 333-132747

                          Subject to completion: PROSPECTUS SUPPLEMENT
                          (To Prospectus dated March 27, 2006)
                          Preliminary Prospectus Supplement dated August 2, 2006

Enhanced Bearish Securities

UBS AG $__ NOTES LINKED TO AN INDEX BASKET DUE ON OR ABOUT AUGUST 31, 2007

Issuer (Booking Branch):  UBS AG (Jersey Branch)

Maturity Date:            We currently expect that the Notes will mature on or
                          about August 31, 2007 (Investment term of twelve months)

Coupon: We will not pay you interest during the term of the Notes.

Index Basket:             The Index Basket (the "Basket") will be composed of
                          two indices (the "Basket Indices"). The Basket Indices and their weightings in the Basket are as follows:

                          BASKET INDICES                                 WEIGHTS
                          ------------------------------------------------------
                          S&P 500(R) Index ("S&P Index") ................  50%
                          Russell 2000(R) Index ("Russell Index") .......  50%

Payment at                At maturity, you will receive a cash payment per
Maturity:                 $10 principal amount of the Notes based on the
                          Basket Return.

                          > If the Basket Return is NEGATIVE, you will receive a POSITIVE return on your Notes equal to the Basket Return MULTIPLIED by -3, subject to a maximum gain of between 18% to 20% (to be determined on or about August 24, 2006 (the "trade date") on your Notes. For example, if the Basket declines by 6% over the term of the Notes (a Basket Return of -6%), you will receive a POSITIVE return of 18% (-6% x -3) on the Notes. If the Basket Return is between 0% and 10%, you will receive your full principal. If the Basket Return is greater than 10%, you will receive a NEGATIVE return on your Notes. The payment at maturity will be reduced by 1% for every 1% gain in the Basket that is above 10%, subject to a maximum loss of 90% of the principal amount of the Notes. For example, if the Basket increases by 20% over the term of the Notes (a Basket Return of 20%), you will receive a NEGATIVE return of 10%.

                          For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-23.

                          IF THE LEVEL OF THE BASKET INCREASES OVER THE TERM OF THE NOTES, YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT.

Basket Return:            Basket Ending Level - Basket Starting Level
                          -------------------------------------------
                                      Basket Starting Level

Basket Starting Level:    100, which will be set based on the closing level of
                          the Basket Indices on the trade date.

Basket Ending Level:      The Basket Ending Level will be calculated as follows:
                          100 x (1 + (50% of the S&P Index Return + 50% of the Russell Index Return)). The Basket
                          Ending Level will be calculated on or about
                          August 27, 2007 (the "final valuation date").

No Listing:               The Notes will not be listed or displayed on any
                          securities exchange, the Nasdaq National Market System or any electronic communications network.

CUSIP Number:             __

SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Note ................    100%             1.25%           98.75%
Total ...................

UBS INVESTMENT BANK       UBS FINANCIAL SERVICES INC.                 [UBS LOGO]

Prospectus Supplement dated August __, 2006

Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE ENHANCED BEARISH SECURITIES?

The Enhanced Bearish Securities (the "Notes") are medium-term notes issued by UBS that are designed for investors who believe that the level of the S&P 500(R) Index ("S&P Index") and the Russell 2000(R) Index ("Russell Index") (together, the "Basket Indices") will decrease over the term of the Notes. Investors must be willing to risk losing up to 90% of their principal amount invested if the level of the Basket increases over the term of the Notes and to accept a return that will not exceed between 18% and 20% (to be determined on the trade date). Investors must also be willing to forego interest payments on the Notes.

The Basket Indices and their relative weightings are set forth below:

            BASKET INDICES                                   WEIGHTS
            --------------------------------------------------------
            S&P 500(R) Index ("S&P Index") ..................  50%
            Russell 2000(R) Index ("Russell Index") .........  50%

The relative weights of the Basket Indices will not change over the term of the Notes.

The S&P Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P Index is based on the aggregate market value of 500 companies as of a particular time. The S&P Index is reported by Bloomberg L.P. under the ticker symbol "SPX."

The Russell Index measures the performance of the 2,000 smallest companies in the Russell 3000(R) Index, which represents approximately 8% of the total market capitalization of the Russell 3000(R) Index. The Russell Index is calculated and published by Frank Russell Company and is reported by Bloomberg L.P. under the index symbol "RTY."

For further information concerning the Basket Indices, see "The Basket Indices" on page S-13.

The return on the Notes is linked to the performance of the Basket. At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Basket Return.

> If the Basket Return is NEGATIVE, you will receive a POSITIVE return on your Notes equal to the Basket Return MULTIPLIED by -3, subject to a maximum gain of between 18% to 20% (to be determined on the trade date) on your Notes. For example, if the Basket declines by 6% over the term of the Notes (a Basket Return of -6%), you will receive a POSITIVE return of 18% (-6% x -3) on the Notes.

> If the Basket Return is between 0% and 10%, you will receive your full principal.

> If the Basket Return is GREATER THAN 10%, you will receive a NEGATIVE return on your Notes. The payment at maturity will be reduced by 1% for every 1% gain in the Basket that is above 10%, subject to a maximum loss of 90% of the principal amount of the Notes. For example, if the Basket increases by 20% over the term of the Notes (a Basket Return of 20%), you will receive a NEGATIVE return of 10%.

IF THE LEVEL OF THE BASKET INCREASES OVER THE TERM OF THE NOTES, YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT.

For a description of how the Basket Return and your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-23.

SELECTED PURCHASE CONSIDERATIONS

> EXPOSURE TO NEGATIVE BASKET RETURNS--The Notes are designed for investors who believe that the Basket will decrease over the term of the Notes and who are willing to risk losing up to 90% of their principal amount if the level of the Basket increases over the term of the Notes. You will receive a POSITIVE return on your Notes only if the Basket DECLINES over the term of your Notes.

> ENHANCED GROWTH POTENTIAL--The Notes offer an investor the opportunity to benefit from declines in the Basket. If the Basket Return is negative, your return on the Notes will be the absolute value of three times the negative Basket Return up to a maximum return on your Notes of between 18% and 20% (to be determined on the trade date).

> PARTIAL PRINCIPAL PROTECTION--Your payment at maturity will be reduced by 1% for every 1% increase in the Basket Return that is above 10%; however, you will not lose more than 90% of your principal amount regardless of the performance of the Basket.

> MINIMUM INVESTMENT--Your minimum investment is 100 Notes at a principal amount of $10.00 per Note (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-8.

> YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL--The return on the Notes depends on the Basket declining in value and you may lose some of your investment if the Basket level increases. The payment to you at maturity will be reduced by 1% for every 1% gain in the Basket that is above 10%, subject to a maximum loss of 90% of the principal amount of the Notes.

> PARTIAL PRINCIPAL PROTECTION ONLY IF YOU HOLD YOUR NOTES TO MATURITY--You should be willing to hold your notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a significant discount and will not receive any principal protection.

> YOUR APPRECIATION POTENTIAL IS LIMITED--If the Basket Return is negative, you will receive a positive return on your Notes equal to the Basket Return multiplied by -3, subject to a maximum gain on the Notes of between 18% and 20% (to be determined on the trade date). Therefore, you will not benefit from any negative Basket Return in excess of __% (that is, one-third of the maximum gain on the Notes, to be determined on the trade date). As a result, the maximum payment at maturity for each $10 principal amount of the Notes will be $__ (to be determined on the trade date).

> NO INTEREST OR DIVIDEND PAYMENTS--You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the S&P Index (the "S&P Index Constituent Stocks") and the Russell Index (the "Russell Index Constituent Stocks") (together, the "Basket Constituent Stocks")

> NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You believe that the Basket Return will be NEGATIVE (and therefore you will receive a POSITIVE return on your investment).

> You are willing to make an investment where you could lose up to 90% of your principal amount.

>    You are willing to hold the Notes to maturity.

>    You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You believe that the Basket Return will be POSITIVE (and therefore you will receive a NEGATIVE return on your investment).

>    You seek an investment that offers full principal protection.

> You seek an investment whose return is not capped at between 18% and 20% (to be determined on the trade date).

>    You seek current income from your investment.

>    You seek an investment for which there will be an active secondary market.

>    You are unable or unwilling to hold the Notes to maturity.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. SOME OF THESE TAX CONSEQUENCES ARE SUMMARIZED BELOW, BUT WE URGE YOU TO READ THE MORE DETAILED DISCUSSION IN "SUPPLEMENTAL TAX CONSIDERATIONS--SUPPLEMENTAL U.S. TAX CONSIDERATIONS" ON PAGE S-31.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the Basket. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long term capital gain or loss if you have held your Notes for more than one year.

IN THE OPINION OF OUR COUNSEL, SULLIVAN & CROMWELL LLP, IT WOULD BE REASONABLE TO TREAT YOUR NOTES IN THE MANNER DESCRIBED ABOVE. HOWEVER, BECAUSE THERE IS NO AUTHORITY THAT SPECIFICALLY ADDRESSES THE TAX TREATMENT OF THE NOTES, IT IS POSSIBLE THAT YOUR NOTES COULD ALTERNATIVELY BE TREATED FOR TAX PURPOSES IN THE MANNER DESCRIBED UNDER "SUPPLEMENTAL TAX CONSIDERATIONS--SUPPLEMENTAL U.S. TAX CONSIDERATIONS--ALTERNATIVE TREATMENTS" ON PAGE S-31.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

STEP 1: CALCULATE THE S&P INDEX RETURN AND THE RUSSELL INDEX RETURN

        The S&P Index Return is calculated based on the closing level of the S&P Index on the trade date relative to the final valuation date and is calculated as follows:

        S&P Index Return = S&P Index Ending Level - S&P Index Starting Level
                           -------------------------------------------------
                                       S&P Index Starting Level

        where the S&P Index Starting Level is __ (to be determined on the trade date) and the S&P Index Ending Level will be the closing level of the S&P Index on the final valuation date.

        The Russell Index Return is calculated based on the closing level of the Russell Index on the trade date relative to the final valuation date and is calculated as follows:

        Russell Index Return = Russell Index Ending Level -
                                    Russell Index Starting Level
                               --------------------------------------
                                     Russell Index Starting Level

        where the Russell Index Starting Level is __ (to be determined on the trade date) and the Russell Index Ending Level will be the closing level of the Russell Index on the final valuation date.

STEP 2: CALCULATE THE BASKET ENDING LEVEL

        The Basket Ending Level will be calculated as follows:

        100 x (1+ (50% of the S&P Index Return + 50% of the Russell Index Return)). The Basket Ending Level will be calculated on or about August 27, 2007 (the "final valuation date").

STEP 3: CALCULATE THE BASKET RETURN.

        The Basket Return, which may be positive or negative, is the difference between the closing level of the Basket on the final valuation date and on the trade date, expressed as a percentage of the closing level of the Basket on the trade date, calculated as follows:

                        Basket Ending Level - Basket Starting Level
        Basket Return = -------------------------------------------
                                   Basket Starting Level

        where the "Basket Starting Level" is 100, which will be set based on the closing level of the Basket Indices on the trade date, and the "Basket Ending Level" is the closing level of the Basket on the final valuation date.

STEP 4:  CALCULATE THE ADJUSTED BASKET RETURN ON THE NOTES.

        The Adjusted Basket Return is based on the Basket Return, which may be positive or negative:

        1) If the Basket Return is negative:
           ---------------------------------

        Adjusted Basket Return = (Basket Return x -3), subject to a maximum gain of between 18% and 20% (to be determined on the trade date)

        2) If the Basket Return is positive:
           ---------------------------------

        Adjusted Basket Return = (Basket Return x -1), subject to a maximum loss of 90%

STEP 5: CALCULATE THE CASH PAYMENT AT MATURITY.

        Payment at maturity = principal amount of the Notes + (principal amount of the Notes x Adjusted Basket Return)

HOW DO THE NOTES PERFORM AT MATURITY?
HYPOTHETICAL EXAMPLES
ASSUMPTIONS:

Basket Starting Level:                 100
Principal amount of the Notes:         $10
Principal Protection:                  up to a 10% increase in the Basket Return
Maximum gain on the Notes:             19%*(the actual maximum gain on the notes
                                       will be determined on trade date)
Maximum Payment at Maturity:           $11.90

----------
* POTENTIAL GAINS ON THE NOTES AT MATURITY WILL BE CALCULATED BY MULTIPLYING THE NEGATIVE BASKET RETURN BY -3 UP TO THE MAXIMUM GAIN ON THE NOTES, WHICH WILL BE DETERMINED ON THE TRADE DATE. FOR PURPOSES OF THE EXAMPLES BELOW, THE MAXIMUM GAIN ON THE NOTES IS ASSUMED TO BE 19%. THEREFORE, AN ORIGINAL INVESTOR IN THE NOTES WILL NOT PARTICIPATE IN A NEGATIVE BASKET RETURN OF MORE THAN -6.33% AT MATURITY.

EXAMPLE 1--ON THE FINAL VALUATION DATE, THE BASKET CLOSES 5% BELOW ITS STARTING LEVEL OF 100.

Since the Basket Return is -5%, you receive a positive return equal to three times the decline in the Basket, up to the 19% maximum gain on the Notes.

Adjusted Basket Return = (Basket Return x -3) = (-5% x -3) = 15%

Your total cash payment at maturity would therefore be $11.50 (a 15% total return on investment) which includes:

>  Principal amount                           $10.00

>  Principal amount x Adjusted Basket Return  $ 1.15   ($10.00 x 15%)
                                              ------
                      TOTAL:                  $11.50
                                              ======

EXAMPLE 2--ON THE FINAL VALUATION DATE, THE BASKET CLOSES 20% BELOW ITS STARTING LEVEL OF 100.

Since the Basket Return is -20%, you receive a positive return equal to three times the decline in the Basket, up to the 19% maximum gain on the Notes.

Adjusted Basket Return = (Basket Return x -3) = (-20% x -3) = 60%, up to the 19% maximum gain on the Notes = 19%

Your total cash payment at maturity would therefore be limited to $11.90 (a 19% total return on investment) which includes:

>  Principal amount                           $10.00

>  Principal amount x Adjusted Basket Return  $ 1.90   ($10.00 x 19%)
                                              ------
                      TOTAL:                  $11.90   (this is the maximum
                                              ======   payment on the Notes)

EXAMPLE 3--ON THE FINAL VALUATION DATE, THE BASKET CLOSES 30% ABOVE ITS STARTING LEVEL OF 100.

Since the Basket Return is 30% on the final valuation date, your investment is exposed to the appreciation of the Basket minus 10% protection.

Adjusted Basket Return = (Basket Return x-1 +10%) = (30% x -1 +10%) = -20%

Your total cash payment at maturity would therefore be $8.00 (a -20% total return on investment) which includes:

>  Principal amount $10.00

>  Principal amount x Adjusted Basket Return  $-2.00   ($10.00 x -20%)
                                              ------
                      TOTAL:                  $ 8.00
                                              ======

HYPOTHETICAL PERFORMANCE OF THE NOTES AT MATURITY

      ASSUMPTIONS:
      Basket:                            Composed of the S&P 500(R) Index and
                                         Russell 2000(R) Index
      Principal amount of the Notes:     $10
      Term:                              12 months
      Maximum gain on the Notes:         19% (the actual maximum gain on the
                                         Notes will be set on the trade date.)
      Basket performance:                100% to -100% for table
                                         60% to -60% for graph

      =================================  =================================
             BASKET PERFORMANCE                PERFORMANCE OF THE NOTES
      ---------------------------------  ---------------------------------
                                                NOTES
                BASKET RETURN                  PAYMENT           TOTAL
                 AT MATURITY*                AT MATURITY*       RETURN*
      ---------------------------------  ---------------------------------
                     100%                       $1.00           -90.0%
      ---------------------------------  ---------------------------------
                      80%                       $3.00           -70.0%
                      60%                       $5.00           -50.0%
                      50%                       $6.00           -40.0%
                      40%                       $7.00           -30.0%
                      30%                       $8.00           -20.0%
                      20%                       $9.00           -10.0%
      ---------------------------------  ---------------------------------
                      10%                      $10.00             0.0%
      ---------------------------------  ---------------------------------
                       5%                      $10.00             0.0%
      ---------------------------------  ---------------------------------
                       0%                      $10.00             0.0%
      ---------------------------------  ---------------------------------
                      -1%                      $10.30             3.0%
                      -3%                      $10.90             9.0%
                      -5%                      $11.50            15.0%
      ---------------------------------  ---------------------------------
                   -6.33%                      $11.90            19.0%
      ---------------------------------  ---------------------------------
                     -10%                      $11.90            19.0%
                     -20%                      $11.90            19.0%
                     -40%                      $11.90            19.0%
                     -60%                      $11.90            19.0%
                     -80%                      $11.90            19.0%
                    -100%                      $11.90            19.0%
      =================================  =================================

*Values have been rounded for ease of analysis

                               [GRAPHIC OMITTED]

--------------------------------------------------------------------------------


Risk Factors

The return on the Notes is linked to the performance of the Basket. Investing in the Notes is not equivalent to investing directly in the Basket. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE RETURN ON THE NOTES DEPENDS ON THE BASKET DECLINING IN VALUE AND YOU MAY LOSE SOME OF YOUR PRINCIPAL IF THE BASKET LEVEL INCREASES.

The Notes differ from ordinary debt securities in that we will not pay you interest on the Notes or a fixed amount at maturity. Your cash payment at maturity will be based on the Basket Return, which may be positive or negative. A positive Basket Return will reduce your cash payment at maturity below your principal. IF THE LEVEL OF THE BASKET INCREASES OVER THE TERM OF THE NOTES, YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT.

See "What are the steps to calculate payment at maturity?"  on page S-4.

YOU ARE ENTITLED TO PARTIAL PRINCIPAL PROTECTION ONLY IF YOU HOLD YOUR NOTES TO MATURITY.

You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a significant discount and will not receive principal protection for 10% of the principal amount of your Notes.

YOUR MAXIMUM GAIN ON THE NOTES AT MATURITY IS BETWEEN 18% AND 20%, THE FINAL PERCENTAGE TO BE DETERMINED ON THE TRADE DATE.

Your payment at maturity is based on the Basket Return. If the Basket Return is NEGATIVE, you will receive a POSITIVE return on your Notes equal to the Basket Return multiplied by -3, subject to the maximum gain on the Notes of between 18% and 20% (to be determined on the trade date). Since the maximum gain on the Notes is between 18% and 20%, you will not benefit from a negative Basket Return in excess of __% (which is equal to one-third of the maximum gain on the Notes).

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date, when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Basket on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

> the volatility of the Basket (I.E., the frequency and magnitude of changes in the level of the Basket);

>    the composition of the Basket and changes in the Basket Constituent Stocks;

>    the market price of the Basket Constituent Stocks;

> the dividend rate paid on the Basket Constituent Stocks (dividend payments on the Basket Constituent Stocks may influence the value of the Basket Constituent Stocks and the level of the Basket, and therefore affect the market value of the Notes);

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market-maker;

RISK FACTORS
--------------------------------------------------------------------------------

>    interest rates in the market;

>    the time remaining to the maturity of the Notes;

>    the creditworthiness of UBS; and

> economic, financial, political, regulatory or judicial events that affect the level of the Basket or the market price of the Basket Constituent Stocks or that affect stock markets generally.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

OWNING THE NOTES IS NOT THE SAME AS OWNING THE BASKET CONSTITUENT STOCKS.

The return on your Notes may not reflect the return you would realize if you actually owned the Basket Constituent Stocks. This is the case because the level of the Basket Indices are calculated in part by reference to the prices of the Basket Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

Even if the level of the Basket increases during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of each Basket Index to increase while the market value of the Notes declines.

CHANGES THAT AFFECT THE BASKET WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The policies of Standard &Poor's, a division of The McGraw-Hill Companies, Inc. (the "S&P Index Sponsor") with respect to the S&P Index and the Frank Russell Company ("Russell Index Sponsor") with respect to the Russell Index (together, the "Index Sponsors") concerning the calculation of the Basket Indices, additions, deletions or substitutions of the Basket Constituent Stocks and the manner in which changes affecting the Basket Constituent Stocks or the issuers of the Basket Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in its respective Basket Index, could affect its respective Basket Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if any Index Sponsor changes these policies, for example, by changing the manner in which it calculates its respective Basket Index, or if any Index Sponsor discontinues or suspends calculation or publication of its respective Basket Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur or if the Basket Ending Level is not available because of a market disruption event or for any other reason, the calculation agent-which initially will be UBS Securities LLC, an affiliate of UBS--may determine the Basket Ending Level or fair market value of the Notes--and, thus, the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

RISK FACTORS
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THE FORMULA FOR DETERMINING THE REDEMPTION AMOUNT DOES NOT TAKE INTO ACCOUNT ALL
DEVELOPMENTS IN THE BASKET INDICES.

Changes in the Basket Indices during the term of the Notes before the final valuation date will not be reflected in the calculation of the redemption amount payable, if any, at maturity. The calculation agent will calculate the redemption amount by comparing only the level of eachBasket Index on the trade date and the level of each Basket Index on the final valuation date. No other levels will be taken into account. As a result, you may lose some or most of your investment even if a particular Basket Index has fallen at certain times during the term of the Notes before rising to a level above its starting level on the final valuation date.

THE INCLUSION OF COMMISSIONS AND COMPENSATION IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN THE BASKET CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON THE BASKET CONSTITUENT STOCKS OR ONE OR MORE OF THE BASKET INDICES, MAY IMPAIR THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-29, we or one or more affiliates may hedge our obligations under the Notes by purchasing the Basket Constituent Stocks, futures or options on the Basket Constituent Stocks or one or more of the Basket Indices, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Basket Constituent Stocks or one or more of the Basket Indices, and we may adjust these hedges by, among other things, purchasing or selling the Basket Constituent Stocks, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may affect the market price of the Basket Constituent Stocks and the level of one or more of the Basket Indices and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the Basket Constituent Stocks and other investments relating to the Basket Constituent Stocks or one or more of the Basket Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block trades. Any of these activities could affect the market price of the Basket Constituent Stocks, and the level of one or more Basket Indices and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Constituent Stocks or one or more Basket Indices. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE INDEX SPONSORS AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with the Index Sponsors in any way (except for licensing arrangements discussed below in "The Basket Indices" beginning on page S-13) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of each Basket Index. If the Index Sponsors discontinue or suspend the calculation of their respective Basket Index, it may become difficult to determine the market

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RISK FACTORS
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value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the particular Basket Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-24 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Basket Indices; Alteration of Method of Calculation" on page S-27. The Index Sponsors are not involved in the offer of the Notes in any way and have no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

We have derived the information about each Index Sponsor and each Basket Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Basket Indices or the Index Sponsors contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Basket Indices and the Index Sponsors.

HISTORICAL PERFORMANCE OF THE BASKET SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET DURING THE TERM OF THE NOTES.

The trading prices of the Basket Constituent Stocks will determine the Basket level. As a result, it is impossible to predict whether, or the extent to which, the level of the Basket will rise or fall. Trading prices of the Basket Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Basket Constituent Stocks and the level of the Basket. Accordingly, the historical performance of the Basket should not be taken as an indication of the future performance of the Basket.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Basket and the Basket Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Basket, could be adverse to the interests of the holders of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Basket Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of the Notes. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Basket Constituent Stocks and/or the level of the Basket and, therefore, the market value of the Notes.

WE AND OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYING ASSETS, INDEX OR INDICES TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have published research or other opinions that calls into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be

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modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets, index or indices to which the Notes are linked.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-3, "Supplemental Tax Considerations" on page S-31, and the sections "U.S. Tax Considerations" and "Tax Considerations Under The Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE BASKET CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE BASKET CONSTITUENT STOCKS.

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Basket Constituent Stocks. As a holder of the Notes, you will not have voting rights or any other rights that holders of the Basket Constituent Stocks may have.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE BASKET ENDING LEVEL OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of the Basket Ending Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing level of the Basket on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the determination of the Basket Ending Level on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Basket Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Basket Ending Level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-24.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-28. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index Constituent Stocks or the Index has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

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The Basket Indices


THE S&P 500(R) INDEX

We have derived all information regarding the S&P 500(R) Index (the "Index") contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the Index, and may discontinue publication of the Index.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time (the "Index Constituent Stocks") compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of June 30, 2006, 424 companies or 86.2% of the Index by market capitalization traded on the New York Stock Exchange, 76 companies or 13.8% of the Index by market capitalization traded on The Nasdaq Stock Market, and 0 companies or 0.0% of the Index by market capitalization traded on the American Stock Exchange. As of June 30, 2006, the Index represented approximately 73% of the market value of S&P's internal database of over 6,956 equities. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 6,956 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (86), Consumer Staples (39), Energy (30), Financials (87), Health Care (56), Industrials (53), Information Technology (79), Materials (30), Telecommunication Services (9) and Utilities (31). S&P may, from time to time, in its sole discretion, add companies to or delete companies from the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the Index Constituent Stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the Index Constituent Stocks and received the dividends paid on such stocks.

COMPUTATION OF THE INDEX

S&P currently computes the Index as of a particular time as follows:

> the product of the market price per share and the number of then outstanding shares of each component stock, adjusted as described below, is determined as of that time (referred to as the "market value" of that stock);

>    the market values of all component stocks as of that time are aggregated;

> the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

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>    the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value ");

> the current aggregate market value of all component stocks is divided by the base value; and

>    the resulting quotient, expressed in decimals, is multiplied by ten.

Prior to March 2005, the market value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In September 2004, S&P announced that it would transition to using a "float-adjusted" number of shares to calculate the S&P Index, meaning that, with respect to each component stock, only the number of shares of such stock available to investors, rather than all of the outstanding shares, would be used to determine the component stock's market value. The transition to float adjustment took place in two steps. The first step took place in March 2005, when S&P began calculating market value as the product of the market price per share and the average of the number of outstanding shares and the float-adjusted number of shares of a component stock. The second step took place in September 2005, when S&P began using only the float-adjusted number of shares to calculate market value.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

>    the issuance of stock dividends;

> the granting to shareholders of rights to purchase additional shares of stock;

>    the purchase of shares by employees pursuant to employee benefit plans;

>    consolidations and acquisitions;

> the granting to shareholders of rights to purchase other securities of the issuer;

>    the substitution by S&P of particular component stocks in the S&P Index; or

>    other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                                New Market Value
               Old Base Value x ---------------- = New Base Value
                                Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index. While S&P currently employs the above methodology to calculate the S&P Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Notes. S&P does not guarantee the accuracy or the completeness of the S&P Index or any data included in the S&P Index. S&P assumes no liability for any errors, omissions

S-14
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or disruption in the calculation and dissemination of the Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the S&P Index is applied in determining the amount payable at maturity.

HISTORICAL CLOSING LEVELS OF THE S&P 500(R) INDEX

Since its inception, the S&P Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the S&P Index during any period shown below is not an indication that the value of the S&P Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical S&P Index levels do not give an indication of future performance of the S&P Index. UBS cannot make any assurance that the future performance of the S&P Index or the S&P Index Constituent Stocks will result in holders of the Notes receiving a positive return on their investment. The closing level of the S&P Index on August 1, 2006 was 1270.92. The actual S&P Index Starting Level will be the closing level of the S&P Index on the trade date.

The graph below illustrates the performance of the S&P Index from January 29, 1988 through August 1, 2006.

        [The table below represents a line chart in the printed report.]

1988    257.07       1994    481.61       2000   1394.46      2006   1280.08
        267.82               467.14              1366.42             1280.66
        258.89               445.77              1498.58             1294.83
        261.33               450.91              1452.43             1310.61
        262.16               456.51               1420.6             1270.09
         273.5               444.27               1454.6              1270.2
        272.02               458.26              1430.83             1276.66
        261.52                475.5              1517.68             1270.92
        271.91               462.71              1436.51
        278.97               472.35               1429.4
         273.7               453.69              1314.95
        277.72               459.27              1320.28
        297.47               470.42              1366.01
        288.86               487.39              1239.94
        294.87               500.71              1160.33
        309.64               514.71              1249.46
        320.52                533.4              1255.82
        317.98               544.75              1224.42
        346.08               562.06              1211.23
        351.45               561.88              1133.58
        349.15               584.41              1040.94
        340.36                581.5              1059.78
        345.99               605.37              1139.45
         353.4               615.93              1148.08
1990    329.08       1996    636.02       2002    1130.2
        331.89               640.43              1106.73
        339.94                645.5              1147.39
         330.8               654.17              1076.92
        361.23               669.12              1067.14
        358.02               670.63               989.82
        356.15               639.95               911.62
        322.56               651.99               916.07
        306.05               687.31               815.28
           304               705.27               885.76
        322.22               757.02               936.31
        330.22               740.74               879.82
        343.93               786.16                855.7
        367.07               790.82               841.15
        375.22               757.12               848.18
        375.34               801.34               916.92
        389.83               848.28               963.59
        371.16               885.14                974.5
        387.81               954.29               990.31
        395.43               899.47              1008.01
        387.86               947.28               995.97
        392.45               914.62              1050.71
        375.22                955.4               1058.2
        417.09               970.43              1111.92
1992    408.79       1998    980.28       2004   1131.13
         412.7              1049.34              1144.94
        403.69              1101.75              1126.21
        414.95              1111.75               1107.3
        415.35              1090.82              1120.68
        408.14              1133.84              1140.84
        424.22              1120.67              1101.72
        414.03               957.28              1104.24
         417.8              1017.01              1114.58
        418.68              1098.67               1130.2
        431.35              1163.63              1173.82
        435.71              1229.23              1211.92
        438.78              1279.64              1181.27
        443.38              1238.33               1203.6
        451.67              1286.37              1180.59
        440.19              1335.18              1156.85
        450.19              1301.84               1191.5
        450.53              1372.71              1191.33
        448.13              1328.72              1234.18
        463.56              1320.41              1220.33
        458.93              1282.71              1228.81
        467.83              1362.93              1207.01
        461.79              1388.91              1249.48
        466.45              1469.25              1248.29

Source: Bloomberg L.P.

LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliates, in exchange for a fee, of the right to use the S&P Index, in connection with securities, including the Notes. The S&P Index is owned and published by S&P.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P Index to track general stock market performance. S&P's only relationship to UBS is the licensing of certain

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trademarks and trade names of S&P and of the S&P Index which is determined, composed and calculated by S&P without regard to UBS or the Notes. S&P has no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's," "S&P," "S&P 500," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

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THE RUSSELL 2000(R) INDEX

We have obtained all information regarding the Russell 2000(R) Index (the "Russell Index") contained in this pricing supplement, including its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company (the "Russell Index Sponsor"). The Russell Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Russell Index. We do not assume any responsibility for the accuracy or completeness of any information relating to the Russell Index.

The Russell Index is an index calculated, published, and disseminated by the Russell Index Sponsor, and measures the composite price performance of stocks of 2,000 companies incorporated and domiciled in the United States and its territories. All 2,000 stocks are traded on the New York Stock Exchange, the American Stock Exchange LLC, or Nasdaq, and form a part of the Russell 3000(R) Index. The Russell 3000(R) Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market.

The Russell Index consists of the smallest 2,000 companies included in the Russell 3000(R) Index. The Russell Index is designed to track the performance of the small capitalization segment of the United States equity market.

STOCKS INCLUDED IN THE RUSSELL 2000(R) INDEX.

Only common stocks belonging to corporations domiciled in the United States and its territories are eligible for inclusion in the Russell 3000(R) Index and the Russell Index. Stocks traded on United States exchanges but domiciled in other countries are excluded. Preferred and convertible preferred stock, redeemable shares, participating preferred stock, paired shares, warrants, and rights also are excluded. Trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds, and limited partnerships that are traded on United States exchanges also are ineligible for inclusion. Real Estate Investment Trusts and Beneficial Trusts, however, are eligible for inclusion.

In general, only one class of securities of a company is allowed in the Russell Index, although exceptions to this general rule have been made where the Russell Index Sponsor has determined that each class of securities acts independently of the other. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000(R) Index is total market capitalization, which is defined as the price of a company's shares times the total number of available shares, as described below. Based on closing values on May 31 of each year, the Russell Index Sponsor reconstitutes the composition of the Russell 3000(R) Index using the then existing market capitalizations of eligible companies. As of the last Friday in June of each year, the Russell Index is adjusted to reflect the reconstitution of the Russell 3000(R) Index for that year. Real-time dissemination of the Russell Index began on January 1, 1987.

COMPUTATION OF THE INDEX

As a capitalization-weighted index, the Russell Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell Index value is calculated by adding the market values of the Russell Index's component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the "adjusted" capitalization of the Russell Index on the base date of December 31, 1986. To calculate the Russell Index, last sale prices will be used for exchange-traded and Nasdaq stocks. If a

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component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell Index. In order to provide continuity for the Russell Index's value, the divisor is adjusted periodically to reflect certain events, including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in Securities and Exchange Commission filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

> ESOP or LESOP shares--shares of corporations that have Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;

> Corporate cross-owned shares--when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

> Large private and corporate shares--when an individual, a group of individuals acting together, or a corporation not in the index owns 10.00% or more of the shares outstanding. However, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class; and

> Unlisted share classes--classes of common stock that are not traded on a United States securities exchange or Nasdaq.

The following summarizes the types of Russell Index maintenance adjustments and indicates whether or not an index adjustment is required.

> "No Replacement" Rule--Securities that leave the Russell Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions, or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell Index over a year will fluctuate according to corporate activity.

> Rule for Corporate Action-Driven Changes--When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from the Russell Index at the open of trading on the ex-date using the previous day's closing prices.

> When acquisitions or mergers take place within the Russell Index, the stock's capitalization moves to the acquiring stock; as a result, mergers have no effect on the index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (I.E., the Russell 3000(R) Index or the Russell 1000(R) Index), the shares for the acquiring stock were not adjusted until month end.

> Deleted Stocks--When deleting stocks from the Russell Index as a result of exchange delisting or reconstitution, the price used is the market price on the day of deletion, including potentially the OTC Bulletin Board price. Previously, prices used to reflect delisted stocks were the last traded price on the primary exchange. There may be corporate events, like mergers or acquisitions, that result in the lack of a current market price for the deleted security, and in such an instance the latest primary exchange closing price available will be used.

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THE BASKET INDICES
--------------------------------------------------------------------------------

> Additions for Spin-Offs--Spin-off companies are added to the parent company's index and capitalization tier of membership, if the spin off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell Index at the latest reconstitution.

> Quarterly IPO Additions--Eligible companies that have recently completed an initial public offering are added to the Russell Index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Russell 3000(R) Index. Eligible companies will be added to the Russell Index using their industry's average style probability established at the latest constitution.

In order to be added in a quarter outside of reconstitution, the IPO company must meet all Russell U.S. Index eligibility requirements. Additionally, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end: (1) price/trade; (2) rank larger in total market capitalization than the market-adjusted smallest company in the Russell 3000(R) Index as of the latest June reconstitution; and (3) meet criteria (1) and (2) during an initial offering period.

Each month, the Russell Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Only cumulative changes to shares outstanding greater than 5.00% are reflected in the Russell Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Neither we nor any of our affiliates, including the agents, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Russell Index or any successor Russell Index. The Russell Index Sponsor does not guarantee the accuracy or the completeness of the Russell Index or any data included in the Russell Index. The Russell Index Sponsor assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Russell Index. The Russell Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Russell Index or the manner in which the Russell Index is applied in determining the amount payable at maturity.

HISTORICAL CLOSING LEVELS OF THE RUSSELL 2000(R) INDEX

Since its inception, the Russell Index has experienced significant fluctuations. Any historical upward or downward trend in the level of the Russell Index during any period shown below is not an indication that the level of the Russell Index is more or less likely to increase or decrease at any time during the term of the notes. The historical Russell Index levels do not give an indication of future performance of the Russell Index. We cannot assure you that future performance of the Russell Index or the constituent stocks of the Russell Index will result in holders of the notes receiving an amount equal to their outstanding face amount on the maturity date. The closing level of the Russell Index on August 1, 2006 was 689.89. The actual Russell Index Starting Level will be the closing level of the Russell Index on the trade date.

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THE BASKET INDICES
--------------------------------------------------------------------------------

The graph below illustrates the performance of the Russell Index from January 29, 1988 through August 1, 2006.

        [The table below represents a line chart in the printed report.]

1998   125.24         1994   266.52         2000   496.23         2006    733.2
        136.1                265.53                577.71                730.64
       142.15                251.06                539.09                765.14
       145.01                252.55                506.25                764.54
       141.37                249.28                476.18                721.01
        151.3                240.29                517.23                724.67
       149.88                244.06                500.64                700.56
       145.74                257.32                537.89                689.89
       149.09                256.12                521.37
       147.25                255.02                497.68
       142.01                244.25                445.94
       147.36                250.36                483.53
       153.85                246.85                508.34
       154.56                256.57                474.37
        157.9                260.77                450.53
       164.68                266.17                485.32
       171.53                270.25                 496.5
       167.43                283.63                 512.8
        174.5                299.72                484.78
       178.19                305.31                468.56
       178.21                310.38                404.87
       167.47                296.25                428.17
       168.18                308.58                460.78
       168.31                315.97                 488.5
1990   153.26         1996   315.38         2002    483.1
       157.72                324.93                469.36
       163.64                330.77                506.46
       158.09                348.28                510.67
       168.91                361.85                487.47
       169.12                346.61                462.65
       161.51                   316                392.42
       139.51                333.88                390.96
       126.74                346.39                362.27
       118.83                340.57                 373.5
       127.51                354.11                406.36
        132.2                362.61                383.09
       144.17                369.45                372.17
          160                360.05                360.52
       171.01                342.56                364.54
       170.61                   343                398.68
       178.34                380.76                   441
       167.61                396.37                448.37
       172.77                414.48                476.02
        179.1                423.43                497.42
       180.16                453.82                487.68
       184.97                433.26                528.22
       176.37                429.92                546.51
       189.94                437.02                556.91
1992   205.16         1998   430.05         2004   580.76
       211.15                461.83                585.56
       203.69                480.68                590.31
       196.25                482.89                 559.8
       198.52                456.62                568.28
       188.64                457.39                591.52
       194.74                419.75                551.29
       188.79                337.95                547.93
       192.92                363.59                572.94
        198.9                378.16                583.79
       213.81                397.75                633.77
       221.01                421.96                651.57
        228.1                427.22                624.02
       222.41                392.26                634.06
       229.21                397.63                615.07
       222.68                432.81                579.38
       232.19                438.68                616.71
       233.35                457.68                639.66
       236.46                444.77                679.75
       246.19                427.83                666.51
       252.95                 427.3                 667.8
       259.18                428.64                646.61
       250.41                454.08                677.29
       258.59                504.75                673.22

Source: Bloomberg L.P.

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the Russell Index Sponsor providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by the Russell Index Sponsor (including the Russell Index) in connection with certain securities, including the notes.

The license agreement between us and the Russell Index Sponsor requires that the following language be stated in this prospectus supplement:

The notes are not sponsored, endorsed, sold, or promoted by the Russell Index Sponsor. The Russell Index Sponsor makes no representation or warranty, expressed or implied, to you or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell Index to track general stock market performance or a segment of the same. The Russell Index Sponsor's publication of the Russell Index in no way suggests or implies an opinion by the Russell Index Sponsor as to the advisability of investment in any or all of the securities upon which the Russell Index is based. The Russell Index Sponsor's only relationship to us is the licensing of certain trademarks and trade names of the Russell Index Sponsor and of the Russell Index which is determined, composed, and calculated by the Russell Index Sponsor without regard to us or the notes. The Russell Index Sponsor is not responsible for and has not reviewed the notes nor any associated literature or publications and the Russell Index Sponsor makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. The Russell Index Sponsor reserves the right, at any time and without notice, to alter, amend, terminate, or in any way change the Russell Index. The Russell Index Sponsor has no obligation or liability in connection with the administration, marketing, or trading of the notes.

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THE BASKET INDICES
--------------------------------------------------------------------------------

THE RUSSELL INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL INDEX OR ANY DATA INCLUDED THEREIN AND THE RUSSELL INDEX SPONSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. THE RUSSELL INDEX SPONSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, INVESTORS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL INDEX OR ANY DATA INCLUDED THEREIN. THE RUSSELL INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL
THE RUSSELL INDEX SPONSOR HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED
OF THE POSSIBILITY OF SUCH DAMAGES.

--------------------------------------------------------------------------------


Valuation of the Notes

AT MATURITY. Your cash payment at maturity is based on the Basket Return. If the Basket Return is negative, you will receive a positive return on your Notes equal to the Basket Return multiplied by -3, subject to a maximum gain on the Notes of between 18% and 20%. Therefore, the maximum payment at maturity for each $10 principal amount of the Notes will be $__. The Notes are exposed to any increase in the level of the Basket and a positive Basket Return will reduce your cash payment at maturity below your principal amount. If the Basket increases over the term of the Notes, you may lose up to 90% of your principal amount. For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-23.

PRIOR TO MATURITY. You should understand that the market value of the Notes prior to maturity will be affected by several factors, many of which are beyond our control. We expect that, generally, the level of the Basket on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the volatility of the Basket, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-8 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------


Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (I.E., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "Basket" mean an equally weighted basket of the S&P Index and the Russell Index.

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

Your minimum investment is 100 Notes at a principal amount at $10.00 per Note (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

PAYMENT AT MATURITY

At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Basket Return.

> If the Basket Return is NEGATIVE, you will receive a POSITIVE return on your Notes equal to the Basket Return MULTIPLIED BY -3, subject to a maximum gain of between 18% and 20% (to be determined on the trade date) on your Notes. For example, if the Basket declines by 6% over the term of the Notes (a Basket Return of -6%), you will receive a POSITIVE return of 18% (-6% x-3) on the Notes.

> If the Basket Return is POSITIVE, you will receive a NEGATIVE return on you Notes. The payment at maturity will be reduced by 1% for every 1% gain in the Basket greater than 10%, subject to a maximum loss of 90% of the principal amount of the Notes.

IF THE BASKET INCREASES OVER THE TERM OF THE NOTES, YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT.

For each $10 principal amount of the Notes, we will pay you in cash an amount equal to $10 plus the Adjusted Basket Return multiplied by $10.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The "Basket Return" will be the difference between the closing level of the Basket on the final valuation date and on the trade date, expressed as a percentage and calculated as follows:

                     Basket Ending Level - Basket Starting Level
     Basket Return = -------------------------------------------
                                Basket Starting Level

where the "Basket Starting Level" is 100, which will be set based on the closing level of the Basket Indices on the trade date, and the "Basket Ending Level" is the closing level of the Basket on the final valuation date.

The "Adjusted Basket Return" will be based on the Basket Return, which may be positive or negative. If the Basket Return is negative, you will receive a positive return equal to the Basket Return multiplied by -3, subject to a maximum gain on the Notes of between 18% and 20%, to be determined on the trade date. If the Basket Return is positive, the Adjusted Basket Return will be equal to the Basket Return multiplied by -1, subject to a maximum loss of 90%.

The payment at maturity for each Note will be calculated as follows:

     Payment at maturity = principal amount of the Note + (principal amount of the Note x Adjusted Basket Return)

See "What are the steps to calculate payment at maturity?"  on page S-4.

MATURITY DATE

The maturity date will be on or about August 31, 2007, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be on or about August 27, 2007, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than 10 business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Basket Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Basket Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing level of the Basket on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Basket Ending Level be postponed by more than ten business days.

If the determination of the Basket Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

Basket Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Basket Ending Level.

Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in a material number of Basket Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

> a suspension, absence or material limitation of trading in option or futures contracts relating to the Basket or a material number of Basket Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

> the Basket is not published, as determined by the calculation agent in its sole discretion; or

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described in the section entitled "Use of Proceeds and Hedging" on page S-29.

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to the Basket or any Basket Constituent Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Basket or any Basket Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained; or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency; or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE BASKET INDICES; ALTERATION OF METHOD OF CALCULATION

If any Index Sponsor discontinues publication of its respective Basket Index and it or any other person or entity publish a substitute index that the calculation agent determines is comparable to the particular Basket Index and approves as a successor index, then the calculation agent will determine the Basket Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of one or more Basket Indices are discontinued and that there is no successor index on the date when the ending level of the particular Basket Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or one or more indices and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the particular Basket Index.

If the calculation agent determines that the Basket Constituent Stocks or the method of calculating the particular Basket Index has been changed at any time in any respect that causes the particular Basket Index not to fairly represent the value of the particular Basket Index had such changes not been made or that otherwise affects the calculation of the Basket Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the particular Basket Index that it believes are appropriate to ensure that the Basket Ending Level used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to Basket Ending Level and the amount payable at maturity or otherwise relating to the levels of the Basket Indices may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Basket Return, the Basket Starting Level, the Basket Ending Level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------


Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Basket and/or listed and/or over-the-counter options or futures on Basket Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Basket prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

> acquire or dispose of long or short positions of securities of issuers of the Basket Constituent Stocks;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Basket or the value of the Basket Constituent Stocks;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

>    any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Basket Constituent Stocks, listed or over-the-counter options or futures on Basket Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Basket or indices designed to track the performance of the Basket or other components of the U.S. equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-8 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------


Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF MARCH 31, 2006 (UNAUDITED)                                   CHF       USD
--------------------------------------------------------------------------------
                                                                 (IN MILLIONS)
Debt
  Debt issued(1) ...........................................   296,632   227,316
                                                               -------   -------
  Total Debt ...............................................   296,632   227,316
Minority Interest(2) .......................................     5,571     4,269
Shareholders' Equity .......................................    47,850    36,669
                                                               -------   -------
Total capitalization .......................................   350,053   268,254
                                                               =======   =======

----------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.

(2)  INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.76632.

--------------------------------------------------------------------------------


Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES FEDERAL AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus. This discussion applies to you only if you acquire Notes in the offering and you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

   o  a dealer in securities,

   o a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

   o  a bank,

   o  a life insurance company,

   o  a tax-exempt organization,

   o a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

   o a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus). You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN THE NOTES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Notes as a pre-paid derivative contract with respect to the Basket and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (I.E., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

ALTERNATIVE TREATMENTS. Alternatively, it is possible that your Notes could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. It is also possible that the Internal Revenue Service could assert that you should be required to accrue interest with respect to the 50% of your investment that you are guaranteed to receive upon maturity. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

TREASURY REGULATIONS REQUIRING DISCLOSURE OF REPORTABLE TRANSACTIONS. Recently-promulgated Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a "Reportable Transaction"). Under these regulations, if the Notes are denominated in a foreign currency, a United States holder that recognizes a loss with respect to the Notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

   o payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

   o the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

   o  fails to provide an accurate taxpayer identification number,

   o is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

   o in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

   o the proceeds are transferred to an account maintained by you in the United States,

   o the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

   o the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is:

   o  a United States person,

   o  a controlled foreign corporation for United States tax purposes,

   o a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

   o  a foreign partnership, if at any time during its tax year:

   o one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

   o such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL

Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue, turnover and redemption of the Notes. However, the Notes sold through a bank or other securities dealer resident in Switzerland or Liechtenstein might be subject to Securities Turnover Tax.

RESIDENTS OF SWITZERLAND

If you are an individual resident in Switzerland for tax purposes and hold Notes as your private property, you should consult with your own tax advisor. It is possible that, for Swiss income tax purposes, your investment in Notes may be treated as an investment in bonds with a variable one-time return. Thus, if you hold your Notes until maturity, you may be taxed upon any proceeds from the repayment in excess of the principal amount initially invested. If you sell your Notes to a third party prior to maturity, you may be taxed upon the difference between the sale proceeds and your initially invested amount.

--------------------------------------------------------------------------------


ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------


Supplemental Plan of Distribution


UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 1% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary ............................................   S-1
Risk Factors .............................................................   S-8
The Basket Indices .......................................................  S-13
Valuation of the Notes ...................................................  S-22
Specific Terms of the Notes ..............................................  S-23
Use of Proceeds and Hedging ..............................................  S-29
Capitalization of UBS ....................................................  S-30
Supplemental Tax Considerations ..........................................  S-31
ERISA Considerations .....................................................  S-35
Supplemental Plan of Distribution ........................................  S-36

PROSPECTUS

Introduction .............................................................     3
Cautionary Note Regarding Forward-Looking Information ....................     5
Incorporation of Information About UBS AG ................................     7
Where You Can Find More Information ......................................     7
Presentation of Financial Information ....................................     8
Limitations on Enforcement of U.S. Laws Against UBS AG,
  Its Management and Others ..............................................     9
Capitalization of UBS ....................................................     9
UBS ......................................................................    10
Use of Proceeds ..........................................................    12
Description of Debt Securities We May Offer ..............................    13
Description of Warrants We May Offer .....................................    35
Legal Ownership and Book-Entry Issuance ..................................    52
Considerations Relating to Indexed Securities ............................    57
Considerations Relating to Securities Denominated or Payable in
  or Linked to a Non-U.S. Dollar Currency ................................    60
U.S. Tax Considerations ..................................................    63
Tax Considerations Under the Laws of Switzerland .........................    74
ERISA Considerations .....................................................    76
Plan of Distribution .....................................................    77
Validity of the Securities ...............................................    80
Experts ..................................................................    80


[UBS LOGO]

Enhanced
Bearish
Securities


UBS AG $__ NOTES
LINKED TO A BASKET OF
50% S&P 500(R) INDEX &
50% RUSSELL 2000(R) INDEX
DUE ON OR ABOUT AUGUST 31, 2007








PROSPECTUS SUPPLEMENT


AUGUST __, 2006
(TO PROSPECTUS DATED MARCH 27, 2006)



















UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.